                                                                   Exhibit 2.9.1
                                                                   -------------

April 23, 2001

Mr. Paul A. Rosinack
President
Synbiotics Corporation
11011 Via Frontera
San Diego, CA 92127-1702

Dear Paul:

         This letter agreement sets forth the parties' mutual understandings and agreement regarding the modification of certain of the terms of (i) the Secured Promissory Note, dated as of April 18, 2000, made by Synbiotics Corporation ("Synbiotics") and payable to the order of Kirkegaard & Perry Laboratories, Inc. ("KPL") in the original principal amount of $1,000,000 (the "Note"), (ii) the Security Agreement dated as of April 18, 2000, between Synbiotics and KPL (the "Security Agreement"), and (iii) certain other related documents.

         The parties hereby agree:

                (i)  to enter into that certain Amendment to Secured Promissory
                     Note in the form attached hereto as Exhibit A (the
                                                         ---------
                     "Amendment");


                (ii) that Synbiotics shall take all any and all actions
                     necessary or appropriate to protect and preserve the Collateral and KPL's rights therein and to defend the Collateral against any and all claims and demands of all persons at any time claiming the same or any interest therein adverse to KPL;

         Except as modified by this letter agreement and the Amendment, each of the Note, the Security Agreement, the Manufacturing Agreement and the Royalty Agreement remain in full force and effect and are hereby ratified, confirmed and approved.

         Please acknowledge your acceptance and agreement to the terms and conditions of this letter agreement by signing in the space indicated below.

Sincerely,

                                        KIRKEGAARD & PERRY LABORATORIES INC.

                                        By:  /s/ Albert Perry
                                             ------------------
                                        Name: Albert Perry
                                        Title:  President

ACKNOWLEDGE AND AGREED:

SYNBIOTICS CORPORATION

By:  /s/ Paul A. Rosinack
     ----------------------
Name:  Paul A. Rosinack
Title:  President & CEO

                      AMENDMENT TO SECURED PROMISSORY NOTE

           THIS AMENDMENT TO SECURED PROMISSORY NOTE (this "Amendment") is entered into effective as of April 17, 2001, by Synbiotics Corporation, a California corporation (the "Borrower").

           WHEREAS, Borrower and Kirkegaard & Perry Laboratories, Inc. ("Holder") entered into an Asset Purchase Agreement dated as of April 18, 2000, pursuant to which Borrower purchased certain assets of Holder and as payment of a portion of the purchase price for such assets, issued to Holder a Secured Promissory Note, dated April 18, 2000, payable to the order of Holder in the original principal amount of $1,000,000 (the "Note"); and

           WHEREAS, the Borrower and Holder desire to amend the Note to, among other things, modify the payment terms of the Note, such modification to be effective as of April 18, 2001.

           NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Purchaser hereby agree as follows:

           1. Defined Terms. For purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Note (as amended hereby).

           2. Ratification of Obligations. Borrower hereby acknowledges, ratifies and reaffirms all of its duties and obligations under the Note and the Security Agreement, dated as of April 18, 2000, between Borrower and Holder (the "Security Agreement"), including, but not limited to, the obligation to pay the debt evidenced by the Note (the "Debt").

           3. Outstanding Balance. As of the date of this Amendment, the outstanding principal balance of the Debt is $1,000,000.

           4. Payments. The payment schedule set forth in the first paragraph of the Note is hereby amended in its entirety to read as follows:

           Said principal and interest due thereon shall be due and payable as follows:

           Amount Due                 Payment Due Date
           ----------                 ----------------

           $200,000                   April 18, 2001

           $100,000                   Commencing May 18,
                                      2001 and each monthe
                                      thereafter until this
                                      Note is paid in full.

           5. Interest. A new second paragraph is added to Note which shall read as follows:

                For the period commencing on April 18, 2001 until all sums due hereunder have been paid in full, interest will accrue on the unpaid principal balance outstanding from time to time at a fixed rate equal to 7.5% per annum and shall be payable in accordance with the payment schedule set forth above. Interest due hereunder shall be computed on the basis of a 360-day year and applied to the actual number of days elapsed.

           6. Accelerated Repayment. A new fifth paragraph is hereby added to the Note which paragraph shall read as follows:

           "Upon the consummation of one or more financings by Borrower which results in aggregate gross proceeds to the Borrower of at least $3,000,000 after repayment of the Imperial Bank debt, the entire principal amount of this Note and all accrued but unpaid interest due thereon, shall become due and payable."

           "Upon the sale of all or substantially all of the equity interests in Borrower or all or substantially all of the assets of Borrower to a third party for consideration which is at least 35% in cash, the entire principal amount of this Note and all accrued but unpaid interest due thereon, shall become due and payable. In connection with such transaction, regardless of the cash percentage, Buyer shall assume all of the Borrower's obligations to the Security Agreement, Manufacturing Agreement, Royalty Agreement and all other obligations of Borrower to Holder."

           7. Security Interest. Borrower does hereby certify and confirm that pursuant to the Security Agreement, Holder has a valid first priority lien on the Collateral (as defined in the Security Agreement) for the full amount of the Debt and interest now or hereafter owing thereon, and that there are no defenses or offsets to said Security Agreement or the Note, and that all of the provisions of the Note and the Security Agreement, except as modified herein or by the letter agreement dated April 17, 2001, between Borrower and Holder (the "Letter Agreement"), are unmodified and in full force and effect.

           8. Relationship of Parties. Borrower acknowledges and agrees that Holder is not, has never been, and shall not be deemed a partner or joint venturer of Borrower with respect to the Note, the Security Agreement and all other agreements between Borrower and Holder, and that the relationship of Holder to Borrower is, has always been, and shall continue to be strictly the role of a secured creditor. Borrower hereby waives and relinquishes all claims, demands, counterclaims and/or defenses alleging the existence of any partnership, joint venture or other fiduciary relationship between Holder and Borrower and Borrower holds Holder, its successors and assigns, harmless against any and all losses, damages, penalties, fines forfeitures, legal fees and related costs, judgments, and any other fees, costs and expenses that Holder may sustain as a result of any such allegation by any person or entity whatsoever.

           9. Representations and Warranties. Borrower hereby represents and warrants to and for the benefit of Holder that (i) Borrower is a California corporation, duly organized and validly existing, and is in good standing in the State of California and (ii) the execution, delivery and performance of this Amendment has been duly authorized and properly executed and delivered and the consent of any other person or entity to such execution, delivery and performance required to render this Amendment a valid and binding agreement enforceable in accordance with its terms has been obtained.

           10. Ratification. Except for the terms set forth herein and in the Letter Agreement, all of the terms, covenants and conditions of the Note and the Security Agreement shall remain in full force and effect and are hereby ratified and confirmed. It is the express intention of the parties hereto that this Amendment shall not constitute a novation of the Note or the Security Agreement.

           11. Binding Effect. All of the terms, covenant and conditions herein contained are and shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assign.

           12. Severability. If any provision of the Note is invalid, illegal, or unenforceable, then such provision shall be deemed severable from the rest of the Note and the validity, legality, and enforceability of the remaining provisions shall not in any way be affect or impaired thereby.

           13. Governing Law. This Amendment shall be construed in accordance with the laws of the State of Maryland not including the choice of laws rules thereof.

           14. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the Borrower has caused this Amendment to Secured Promissory Note to be duly executed and delivered in its name and on its behalf as of the date first written above.

SYNBIOTICS CORPORATION

By:  /s/ Paul A. Rosinack
    ------------------------
Name:  Paul A. Rosinack
Title:  President & CEO

           The undersigned, sometimes referred to as the Holder in the foregoing Amendment to Secured Promissory Note (the "Amendment), agrees to the amendment of the Note (as defined in the Amendment) pursuant to the Amendment.

KIRKEGAARD & PERRY LABORATORIES, INC.

By:  /s/ Albert Perry
     ----------------------
Name:  Albert Perry
Its:  President
Date of Execution:  April 24, 2001